Filed pursuant to Rule 424(b)(3)
Registration No. 333-294883

PROSPECTUS

Up to $100,000,000

Kalaris Therapeutics, Inc.

Common Stock

We have entered into a sales agreement with TD Securities (USA) LLC, or TD Cowen, relating to the sale of shares of our common stock, par value $0.0001 per share, offered by this prospectus. In accordance with the terms of the sales agreement, under this prospectus we may offer and sell shares of our common stock having an aggregate offering price of up to $100,000,000 from time to time through or to TD Cowen, acting as our agent or principal.

Our common stock is listed on The Nasdaq Global Market under the symbol “KLRS.” On April 10, 2026, the last reported sale price of our common stock was $6.30 per share.

Sales of our common stock, if any, under this prospectus will be made in negotiated transactions, including block trades or block sales, or by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including without limitation sales made through The Nasdaq Global Market or on any other existing trading market for our common stock, or by any other method permitted by law. TD Cowen is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between TD Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Under the sales agreement, we may also sell shares of common stock to TD Cowen as principal for its own account, at a price to be agreed upon at the time of sale.

The compensation to TD Cowen for sales of common stock sold pursuant to the sales agreement will be an amount up to 3.0 % of the gross proceeds of any shares of common stock sold under the sales agreement. In connection with the sale of the common stock on our behalf, TD Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of TD Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to TD Cowen with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act. See “Plan of Distribution” beginning on page 16 for additional information regarding the compensation payable to TD Cowen.

Investing in our common stock involves significant risks. See the information included under “Risk Factors” beginning on page 8 of this prospectus and under similar headings in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

TD Cowen

April 13, 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer shares of our common stock. Under this prospectus, we may from time to time sell shares of our common stock having an aggregate offering price of up to $100,000,000 at prices and on terms to be determined by market conditions at the time of each such offering.

Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus and all of the information incorporated by reference herein, as well as the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” These documents contain important information that you should consider when making your investment decision.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference in this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not, and TD Cowen has not, authorized anyone to provide you with any information other than that contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC and that we authorize for use in connection with this offering and to which we have referred you. We and TD Cowen take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, the documents incorporated by reference herein, and any related prospectus supplement or free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. We are not, and TD Cowen is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to Kalaris Therapeutics, Inc., a Delaware corporation, and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus and the documents incorporated by reference in this prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that involve substantial risks and uncertainties.

All statements, other than statements of historical fact, contained or incorporated by reference in this prospectus, including statements regarding our strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on current expectations and beliefs of our management, as well as assumptions made by, and information currently available to, our management, and are subject to risks and uncertainties. There can be no assurance that future developments affecting us will be those that we have anticipated. Forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus include, but are not limited to, statements concerning the following:

•	our future operations, including research and development activities;

•	our nature, strategy and focus;

•	the development and commercial potential and potential benefits of our product candidate, including expectations around intellectual property protection;

•	anticipated clinical drug development activities and related timelines, including the expected timing for announcement of data and other clinical results;

•

the uncertainties associated with our product candidate, as well as risks associated with the clinical development and regulatory approval of our product candidate, including potential delays in the completion of clinical trials;

•	expectations regarding the therapeutic benefits, clinical potential and clinical development of TH103;

•	risks related to our inability to obtain sufficient additional capital to continue to advance our product candidate;

•	uncertainties in obtaining successful clinical results for our product candidate and unexpected costs that may result therefrom;

•

risks related to the failure to realize any value from any product candidates being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market;

•	the ability to obtain, maintain, and protect intellectual property rights related to our product candidate;

•	changes in regulatory requirements and government incentives;

•	our competitive position and expectations regarding developments and projections relating to our competitors and any competing therapies that are or become available;

•

the risk of involvement in litigation, including securities class action litigation, that could divert the attention of our management, harm our business and for which we may not have sufficient insurance coverage to cover all costs and damages; and

•	our expected use of proceeds from this offering.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Moreover, you are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

Moreover, we operate in a competitive and rapidly changing environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

This prospectus includes or incorporates by reference certain statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by us and third parties as well as our estimates of potential market opportunities. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our estimates of the potential market opportunity for TH103 include several key assumptions based on our industry knowledge, industry publications, third-party research and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. While we believe that our internal assumptions are reasonable, no independent source has verified such assumptions.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference in this prospectus and the information under the heading “Risk Factors” in this prospectus.

Kalaris Therapeutics, Inc.

We are a clinical stage biopharmaceutical company dedicated to the development and commercialization of treatments for prevalent retinal diseases with major unmet medical needs.

We are developing TH103, a novel, clinical stage anti-vascular endothelial growth factor, or VEGF, drug, specifically engineered to achieve extended intraocular retention with enhanced VEGF inhibition in patients with exudative and/or neovascular retinal diseases. TH103 is a fully humanized recombinant fusion protein, functioning as a “decoy receptor” (a VEGF trap), leveraging salient molecular properties of the human body’s native, highest affinity VEGF receptor 1. In head-to-head preclinical studies, TH103 showed more anti-VEGF activity and longer duration of activity compared to aflibercept, the current market-leading anti-VEGF agent, which also functions as a decoy receptor VEGF trap but differs from TH103 in key molecular elements. In December 2025, we reported initial data from our Phase 1a single ascending dose trial of TH103 in treatment-naïve neovascular Age-related Macular Degeneration patients that showed TH103 was generally well tolerated and exhibited improvements on functional and anatomical outcomes at 1-month post-dosing.

Corporate Information

We were formed on August 16, 2013 as a Delaware limited liability company under the name AdCyte LLC and on July 29, 2014 we changed our name to ViraCyte LLC. On September 17, 2018, we converted from a Delaware LLC to a Delaware corporation and changed our name to ViraCyte, Inc. On May 22, 2019, we changed our name to AlloVir, Inc. On March 18, 2025, we consummated a merger, or the Merger, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 7, 2024, by and among us (formerly, AlloVir, Inc.), Aurora Merger Sub, Inc., a Delaware corporation and our wholly-owned subsidiary, or Merger Sub, and Kalaris Tx, Inc. (formerly Kalaris Therapeutics, Inc.), a Delaware corporation, or Legacy Kalaris. At the effective time of the Merger, or the Effective Time, Merger Sub merged with and into Legacy Kalaris, with Legacy Kalaris continuing as our wholly-owned subsidiary and the surviving corporation of the Merger and, after giving effect to the Merger, Legacy Kalaris became our wholly-owned subsidiary. Immediately following the Effective Time, we changed our name to “Kalaris Therapeutics, Inc.”

Our principal executive offices are located at 400 Connell Drive, Suite 5500, Berkeley Heights, New Jersey 07922, and our telephone number is (650) 249-2727. Our website address is https://kalaristx.com/. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being a Controlled Company

Samsara BioCapital, L.P., our principal stockholder, beneficially owns greater than 50% of our outstanding shares of capital stock, which has caused us to be deemed a “controlled company” under the rules of Nasdaq. As a result, we rely on exemptions from certain corporate governance requirements under Nasdaq listing standards afforded to a “controlled company”.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates was less than $700 million as of the last business day of our most recently completed second fiscal quarter and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250.0 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue was less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million as of the last business day of our most recently completed second fiscal quarter. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

THE OFFERING

Common stock offered by us:	Shares of our common stock having an aggregate offering price of up to $100,000,000.

Common stock to be outstanding immediately after this offering:	Up to 40,173,575 shares, assuming sales of 17,271,157 shares of our common stock in this offering at a price of $5.79 per share, which was the last reported sale price of our common stock on The Nasdaq Global Market on April 2, 2026. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of offering:	“At the market offering” that may be made from time to time through or to TD Cowen, as agent or principal. See “Plan of Distribution.”

Use of proceeds:	We intend to use the net proceeds, if any, from the sale of securities offered under this prospectus primarily for general corporate purposes, which may include working capital and capital expenditures, expenses related to research, clinical development and commercial efforts, general and administrative expenses, and potential acquisitions of, or investments in, companies, technologies, products or assets that complement our business. See “Use of Proceeds” on page 11 of this prospectus for more information.

Risk factors:	See “Risk Factors” beginning on page 8 of this prospectus and the other information included in, or incorporated by reference into, this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq Global Market symbol:	“KLRS”

The number of shares of our common stock to be outstanding immediately after this offering is based on 22,902,418 shares of common stock outstanding as of December 31, 2025, and excludes:

•	800,000 shares of our common stock issuable upon exercise of pre-funded warrants outstanding as of December 31, 2025;

•	2,142,278 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2025, at a weighted-average exercise price of $3.98 per share;

•	141 shares of common stock issuable upon vesting of restricted stock awards outstanding as of December 31, 2025;

•	396,646 shares of common stock reserved as of December 31, 2025 for future issuance under our 2019 Equity Incentive Plan, as amended;

•

913,757 shares of common stock reserved as of December 31, 2025 for future issuance under our 2020 Stock Option and Grant Plan, as amended, as well as any automatic increases in the number of shares of common stock reserved under such plan; and

•

119,326 shares of common stock reserved as of December 31, 2025 for future issuance under our 2020 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved under such plan.

Unless otherwise indicated, all information in this prospectus assumes:

•	no exercise of the outstanding pre-funded warrants described above;

•	no exercise of the outstanding options described above; and

•	no vesting and settlement of the outstanding restricted stock awards described above.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described below and under the section captioned “Risk Factors” contained in our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus, the information and documents incorporated by reference in this prospectus, and in any prospectus supplement or free writing prospectus that we authorize for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially adversely affected. In such event, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to This Offering

If you purchase shares of common stock in this offering, you may suffer immediate dilution of your investment.

The shares sold in this offering, if any, will be sold from time to time at various prices. It is possible that the offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you may pay a price per share that substantially exceeds our net tangible book value per share after this offering. After giving effect to the sale of shares of our common stock in the aggregate amount of $100,000,000 at an assumed offering price of $5.79 per share, the last reported sale price of our common stock on April 2, 2026, on The Nasdaq Global Market, and after deducting estimated commissions and estimated offering expenses payable by us, our as adjusted net tangible book value per share as of December 31, 2025 would have been approximately $4.37 per share, representing the difference between our as adjusted net tangible book value per share as of December 31, 2025 after giving effect to this offering and the assumed offering price of $5.79 per share. See “Dilution” in this prospectus for a more detailed illustration of the dilution you may experience if you participate in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We have broad discretion over the use of our cash, cash equivalents and short-term marketable securities, including the net proceeds we receive in this offering, and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidate. Pending their use to fund operations, we may invest our cash, cash equivalents and short-term marketable securities, including the net proceeds we receive in this offering, in a manner that does not produce income or that loses value.

Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for our stockholders for the foreseeable future.

It is not possible to predict the aggregate proceeds resulting from sales made under the sales agreement.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a placement notice to TD Cowen at any time throughout the term of the sales agreement. The number of shares that are sold through TD Cowen after delivering a placement notice will fluctuate based on a number of factors, including the market price of our common stock during the sales period, any limits we may set with TD Cowen in any applicable placement notice and the demand for our common stock. As such, it is not possible to predict the number of shares to be sold pursuant to the sales agreement. Because the price per share of each share sold pursuant to the sales agreement will fluctuate based on the market price of our common stock during the sales period, it is not currently possible to predict the aggregate proceeds to be raised in connection with sales under the sales agreement, if any.

The issuance of additional shares of our common stock or the sale of shares of our common stock by our stockholders could significantly reduce the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock and make it more difficult for our stockholders to sell their common stock at a time and price that they deem appropriate. Shares of our common stock may be freely sold in the public market at any time to the extent permitted by Rules 144 and 701 under the Securities Act, or to the extent such shares have already been registered under the Securities Act and are held by non-affiliates of ours. If our stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. In addition, we have filed or intend to file registration statements registering all shares of common stock that we may issue under our equity compensation plans or pursuant to equity awards made to newly hired employees outside of equity compensation plans. These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.

In December 2025, we issued and sold to certain institutional investors shares of our common stock and, to a certain institutional investor in lieu of common stock, pre-funded warrants to purchase shares of our common stock, in a private placement for gross proceeds of approximately $50.0 million, before deducting placement agent fees and offering expenses. Each pre-funded warrant has an exercise price of $0.0001 per share, is currently exercisable and will be exercisable until the pre-funded warrant is exercised in full. While the securities issued in the private placement are restricted as a result of securities laws, following expiration of applicable holding periods, these shares will be able to be freely sold in the public market, subject to any requirements and restrictions, including any applicable volume limitations, imposed by Rule 144 under the Securities Act.

Moreover, we have entered into a registration rights agreement with the investors in the private placement entitling them to certain resale registration rights with respect to the 4,200,000 shares of common stock issued in the private placement and the 800,000 shares of common stock issuable upon exercise of the pre-funded warrants. Pursuant to this agreement, on April 3, 2026, we filed a registration statement covering the resale of the shares of common stock and the shares of common stock issuable upon exercise of the pre-funded warrants purchased by the investors in the private placement.

The sale or resale of these shares in the public market, or the market’s expectation of such sales, may result in an immediate and substantial decline in our stock price. Such a decline will adversely affect our investors and also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and accordingly may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand and the terms of the sales agreement, to vary the timing, prices and number of shares sold in this offering. In addition, subject to the final determination by our board of directors or any restrictions we may place in any applicable placement notice, there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate gross sales proceeds of up to $100,000,000 before deducting commissions and offering expenses from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the sales agreement with TD Cowen as a source of financing.

We anticipate that we will use the net proceeds to us from this offering primarily for general corporate purposes, which may include working capital and capital expenditures, expenses related to research, clinical development and commercial efforts, general and administrative expenses, and potential acquisitions of, or investments in, companies, technologies, products or assets that complement our business.

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual use of the net proceeds may vary significantly depending on numerous factors, including the progress of our research and development efforts, the status of and results from clinical trials, any collaborations that we may enter into with third parties for our product candidate, and any unforeseen cash needs. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of the net proceeds from this offering.

Pending use of the proceeds as described above, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing, instruments, U.S. government securities and highly rated corporate debt securities.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value as of December 31, 2025 was $78.8 million, or $3.44 per share of common stock. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value divided by the 22,902,418 shares of our common stock outstanding as of December 31, 2025.

Without taking into account any other changes in our net tangible book value after December 31, 2025, other than to give effect to the assumed sale of shares of our common stock in the aggregate amount of $100,000,000 in this offering at an assumed offering price of $5.79 per share, the last reported sale price of our common stock on The Nasdaq Global Market on April 2, 2026, and after deducting estimated commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2025 would have been approximately $175.4 million, or $4.37 per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $0.93 per share to our existing stockholders and an immediate dilution of $1.42 per share to investors in this offering. Dilution per share to investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share paid by investors. The following table illustrates this calculation on a per share basis. The as adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time shares of our common stock are sold pursuant to this prospectus. The shares sold in this offering, if any, will be sold from time to time at various prices.

Assumed public offering price per share		$5.79
Historical net tangible book value per share as of December 31, 2025	$3.44
Increase in net tangible book value per share attributable to investors purchasing shares in this offering	$0.93

As adjusted net tangible book value per share after giving effect to this offering		$4.37

Dilution per share to investors in this offering		$1.42

The table and discussion above are based on 22,902,418 shares of common stock outstanding as of December 31, 2025, and exclude:

•	800,000 shares of our common stock issuable upon exercise of pre-funded warrants outstanding as of December 31, 2025;

•	2,142,278 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2025, at a weighted-average exercise price of $3.98 per share;

•	141 shares of common stock issuable upon vesting of restricted stock awards outstanding as of December 31, 2025;

•	396,646 shares of common stock reserved as of December 31, 2025 for future issuance under our 2019 Equity Incentive Plan, as amended;

•

913,757 shares of common stock reserved as of December 31, 2025 for future issuance under our 2020 Stock Option and Grant Plan, as amended, as well as any automatic increases in the number of shares of common stock reserved under such plan; and

•

119,326 shares of common stock reserved as of December 31, 2025 for future issuance under our 2020 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved under such plan.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is intended as a summary only and therefore is not a complete description of our common stock. This description is based upon, and qualified by reference to, our restated certificate of incorporation, or the Certificate of Incorporation, our amended and restated bylaws, or the Bylaws, and applicable provisions of the Delaware General Corporation Law, or the DGCL. You should read our Certificate of Incorporation and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock are undesignated. As of December 31, 2025, 22,902,418 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights.

Dividends. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock.

Other Rights. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Liquidation and Dissolution. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Exchange Listing. Our common stock is listed on The Nasdaq Global Market under the symbol “KLRS”.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval.

A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies. Our Certificate of Incorporation provides for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our Certificate of Incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No Written Consent of Stockholders. Our Certificate of Incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders. Our Certificate of Incorporation and Bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws. Any amendment to our Certificate of Incorporation must first be approved by a majority of our board of directors, and if required by law or our Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and the amendment of our Bylaws and Certificate of Incorporation must be approved by not less than 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our Bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Bylaws;

and may also be amended by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment, provided, however, that if our board of directors recommends that such stockholders approve such amendment, such amendment shall only require the affirmative vote of the majority the outstanding shares of capital stock entitled to vote on such amendment.

Choice of Forum

Our Bylaws provide that unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claim for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, and employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, or the Delaware Forum Provision. The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act. Our Bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the United States District Court for the District of Massachusetts shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our Bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the foregoing provisions; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless either the interested stockholder attained such status with the approval of our board of directors, the business combination is approved by our board of directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with TD Cowen, under which we may issue and sell from time to time up to $100,000,000 of our common stock through or to TD Cowen as our sales agent or principal. Sales of our common stock, if any, under this prospectus will be made in negotiated transactions, including block trades or block sales, or by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 promulgated the Securities Act, including without limitation sales made through The Nasdaq Global Market or on any other existing trading market for our common stock, or by any other method permitted by law. Sales pursuant to the sales agreement may be made through an affiliate of TD Cowen. TD Cowen will offer our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and TD Cowen. We will designate the maximum amount of common stock to be sold through TD Cowen on a daily basis or otherwise determine such maximum amount together with TD Cowen. Subject to the terms and conditions of the sales agreement, TD Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct TD Cowen not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. TD Cowen or we may suspend the offering of our common stock being made through TD Cowen under the sales agreement upon proper notice to the other party. TD Cowen and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The aggregate compensation payable to TD Cowen as sales agent equals 3.0% of the gross sales price of the shares sold through it pursuant to the sales agreement. We have also agreed to reimburse TD Cowen up to $75,000 of TD Cowen’s actual outside legal expenses incurred by TD Cowen in connection with the execution of the sales agreement, in addition to certain ongoing disbursements of its legal counsel. We estimate that the total expenses of the offering payable by us, excluding commissions payable to TD Cowen under the sales agreement, will be approximately $400,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

TD Cowen will provide written confirmation to us following the close of trading on The Nasdaq Global Market on each day in which common stock is sold through it as sales agent under the sales agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

We intend to report at least quarterly the number of shares of common stock sold through TD Cowen under the sales agreement and the net proceeds to us in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the first business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the sales agreement, we may also sell shares of common stock to TD Cowen as principal for its own account, at a price to be agreed upon at the time of sale.

In connection with the sales of our common stock on our behalf, TD Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to TD Cowen will be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to TD Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, TD Cowen will not engage in any transactions that stabilize our common stock.

Our common stock is listed on The Nasdaq Global Market and trades under the symbol “KLRS.” The transfer agent of our common stock is Computershare Trust Company, N.A.

TD Cowen and/or its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. TD Cowen and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, TD Cowen and certain its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. TD Cowen and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York. TD Securities (USA) LLC is being represented in connection with this offering by Covington & Burling LLP, New York, New York.

EXPERTS

The financial statements of Kalaris Therapeutics, Inc. incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at https://kalaristx.com/. Our website is not a part of this prospectus and the information contained on, or accessible through, our website is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-39409) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial filing of the registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 17, 2026;

•	Current Report on Form 8-K as filed with the SEC on April 10, 2026; and

•

The description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on July  27, 2020, as amended by Amendment No. 1 thereto, as filed with the SEC on July 29, 2020, as the description therein has been updated and superseded by the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 17, 2026, and including any amendments and reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Kalaris Therapeutics, Inc.

400 Connell Drive, Suite 5500

Berkeley Heights, New Jersey 07922

Attention: Investor Relations

(650) 249-2727

Up to $100,000,000

Common Stock

PROSPECTUS

TD Cowen

April 13, 2026